The Income Fund of America, Inc.
One Market, Steuart Tower, San Francisco, California 94105
Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,325,379
Class B	$136,968
Class C	$256,919
Class F-1	$100,766
Class F-2	$7,086
Total	$2,827,118
Class 529-A	$28,341
Class 529-B	$3,910
Class 529-C	$9,875
Class 529-E	$1,290
Class 529-F-1	$884
Class R-1	$3,112
Class R-2	$18,615
Class R-3	$42,400
Class R-4	$27,738
Class R-5	$24,864
Class R-6	$3,037
Total	$164,066

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	0.7041
Class B	0.6100
Class C	0.6054
Class F-1	0.7010
Class F-2	0.7294
Class 529-A	0.6974
Class 529-B	0.5974
Class 529-C	0.5989
Class 529-E	0.6607
Class 529-F-1	0.7214
Class R-1	0.6047
Class R-2	0.5927
Class R-3	0.6595
Class R-4	0.6971
Class R-5	0.7329
Class R-6	0.1713

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,244,718
Class B	203,370
Class C	405,110
Class F-1	128,463
Class F-2	24,893
Total	4,006,554
Class 529-A	43,312
Class 529-B	6,545
Class 529-C	17,228
Class 529-E	2,069
Class 529-F-1	1,330
Class R-1	5,301
Class R-2	33,213
Class R-3	66,851
Class R-4	44,846
Class R-5	28,101
Class R-6	19,397
Total	268,193

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.04
Class B	$13.94
Class C	$13.91
Class F-1	$14.02
Class F-2	$14.04
Class 529-A	$14.03
Class 529-B	$13.98
Class 529-C	$13.99
Class 529-E	$14.00
Class 529-F-1	$14.03
Class R-1	$13.99
Class R-2	$13.93
Class R-3	$14.01
Class R-4	$14.03
Class R-5	$14.04
Class R-6	$14.05